Exhibit 10.6

January 5, 2000

VIA FACSIMILE

Mr. Michael A. Crincoli

68 Goodwin Parkway

Sewell, New Jersey 08080

Dear Michael:

This will confirm our offer of employment to you:

Position:	Your position will be Vice President North American Sales.

Location:	Your place of employment will be at Franklin’s headquarters at One Franklin Plaza, Burlington, New Jersey.

Annual Salary:	You will be paid bi-weekly at an annual rate of $150,000.

Salary Review:	You will be eligible for your first merit increase in June, 2001 during Franklin’s common review process. Your earned increase will be prorated based on your completed months of service at the time of your salary review.

Bonus:	You will be eligible to participate in a Sales Incentive Plan that will reward your achievements in building incremental profit for Franklin in FY2001. You and I will work together in the development of Franklin’s profit based FY2001 Sales Incentive Plan which will be effective April 1, 2000. Your bonus at target will be 30% of your base salary. Your initial earned award will be prorated based on your date of hire.

Stock Options:	You will be granted a ten-year non-qualified Stock Option to purchase fifteen thousand (15,000) shares of Franklin’s common stock. The option will vest in four equal installments on each of the first, second, third, and fourth anniversaries of your first day of employment. The grant date will be your first day of employment and the strike price will be the closing price of Franklin’s common stock on the New York Stock Exchange on that date. In addition, you will participate in Franklin’s standard Stock Option Plan and be eligible for subsequent grants.

Car Allowance:	You will receive a bi-weekly car allowance at an annual rate of $10,000.

Benefits:	You will be able to participate in Franklin’s major medical, life insurance, dental, disability and 401(k) plans.

Vacation:	As of your first day worked, you will be eligible for vacation based on 1.25 days for each month of service that will be completed in the 2000 calendar year.

Start Date:	We ask that you start on or before January 31, 2000. Please call me to set a mutually agreed upon date.

This offer is contingent upon clear reference checks, the successful completion of a physical examination including a drug screening, and satisfaction of the Immigration Reform and Control Act requirements. Please contact CONCENTRA Medical Center to set up your physical as soon as possible. Directions to the Center are attached.

Please sign and date the enclosed copy of this letter, indicating your acceptance, and return it to Sandi von Drateln in Human Resources in the envelope provided.

Once again, I am excited to have you join the team at Franklin and look forward to working with you. If you have any questions, please do not hesitate to call me at 609-386-2500 extension 6265.

Very truly yours,

Robert L. Garthwaite

Vice President Worldwide Sales & Marketing

Accepted by:
M. A. Crincoli

Attach: